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                                                                    EXHIBIT 10.7

                                THE TIMES MIRROR

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS

     THE TIMES MIRROR COMPANY, a Delaware corporation (the "Company"), hereby establishes this Deferred Compensation Plan for Directors (the "Plan"), effective as of April 1, 1994, for the purpose of enabling directors of the Company who become covered under the Plan to enhance their retirement security by permitting them to enter into agreements with the Company to defer their fees for services as a director and receive benefits at retirement, death, separation from service and as otherwise provided under the Plan.

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Annual Deferral: shall mean the amount of Directors' Fees which a Participant elects to defer under the Deferral Commitment in each Plan Year of the Deferral Contribution Period pursuant to paragraph 3.1 of the Plan.

     1.2 Beneficiary: shall mean the person, persons or entity designated as such in accordance with Article 12 of the Plan.

     1.3 Change in Control: shall mean an occurrence of any of the following events: (1) an acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "person" or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities; (2) the Board ceases for any reason to have at least a majority of "unaffiliated directors" (defined as all members of the Board except those who are or were proposed and accepted for nomination as a member of the Board by, or are otherwise "affiliated" or "associated" (as those terms are used for purposes of Rule 12b-2 under the Exchange Act) with a person who has Beneficial Ownership of ten percent (10%) or more of the combined voting power of the Company (except to the extent such person had such Beneficial Ownership prior to the effective date of the Plan)); or (3) approval by the shareholders of (a) a merger, consolidation or reorganization involving the Company, unless either (i) the shareholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the company resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (ii) at least a majority of the members of the Board of Directors of the Surviving Corporation are unaffiliated directors who were directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or
(b) a complete liquidation or dissolution of the Company.

     1.4 Company: shall mean The Times Mirror Company and any successor in interest.

     1.5 Crediting Rate: shall mean the annual rate of interest credited to Participants' Deferral Accounts. One Crediting Rate is applied to all Deferral Accounts for a Plan Year. The Crediting Rate is determined by the Executive Personnel and Compensation Committee. The Executive Personnel and Compensation Committee, in its sole discretion, will establish administrative rules for applying the Crediting Rate.

     1.6 Deferral Account: shall mean the device used by the Company to measure and determine the amounts to be paid to a Participant under the Plan for each Deferral Unit. Separate Deferral Accounts will be established for amounts deferred by a Participant under separate Deferral Units.

     1.7 Deferral Commitment or Deferral Unit: shall mean a deferral commitment made by a Participant to establish a deferral unit pursuant to Articles 2 and 3 for which a Participation Agreement has been submitted by the Participant.

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     1.8  Deferral Contribution Period: shall mean the period of one (1) or four
(4) Plan Years, or such other period as the Executive Personnel and Compensation Committee may permit in its discretion, as selected by the Participant for a particular Deferral Commitment, over which the Participant has elected to defer in each Plan Year in the period Directors' Fees pursuant to Article 3 of the Plan.

     1.9 Directors' Fees: shall mean the annual retainer, committee fees and/or meeting attendance fees payable to a director for services rendered as a director of the Company.

     1.10 Disability: shall mean a physical or mental condition that prevents a Participant from performing the usual and customary duties of a director of the Company. A Participant shall be presumed to be disabled if the Executive Personnel and Compensation Committee so determines upon review of one or more medical opinions acceptable to the Executive Personnel and Compensation Committee.

     1.11 Eligible Director: shall mean all non-employee directors of the Company.

     1.12 Executive Personnel and Compensation Committee: shall mean the administrators of the Plan pursuant to Article 11 of the Plan.

     1.13 Financial Hardship: shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence as determined by the Executive Personnel and Compensation Committee. Cash needs arising from foreseeable events such as, for example, the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

     1.14 In-Service Distribution: shall mean a distribution elected by the Participant pursuant to the applicable provisions of Article 9 of the Plan.

     1.15 Participant: shall mean an Eligible Director who is participating in the Plan as provided in Article 2.

     1.16 Participation Agreement: shall mean a written agreement between the Company and the Participant, entered into pursuant to Article 2 of the Plan, by which the Participant elects to participate in the Plan and make a Deferral Commitment.

     1.17 Plan: shall mean this Deferred Compensation Plan for Directors as set forth in this document and as the same may be amended, supplemented and/or restated from time to time and any successor plan.

     1.18 Plan Year: shall mean the calendar year. Notwithstanding the above, the first Plan Year, which shall be a partial Plan Year, shall commence on April 1, 1994.

     1.19 Scheduled Withdrawal: shall mean a one-time distribution of all or a portion of a Participant's Deferral Account at the date specified for such distribution in accordance with the applicable provisions of Article 9 of this Plan.

     1.20 Termination of Service: shall mean the date of the cessation of the Participant's service as a director of the Company for any reason whatsoever, whether voluntary or involuntary, other than as a result of the Participant's death or to the extent provided in Article 7 of the Plan, the Participant's Disability.

     1.21 Unscheduled Withdrawal: shall mean a distribution of all or a portion of the entire amount credited to the Participant's Deferral Accounts requested by the Participant pursuant to the applicable provisions of Article 9 of the Plan.

     1.22 Valuation Date: shall mean the last day of each month, or such other dates as the Executive Personnel and Compensation Committee may determine in its discretion, which may be either more or less frequent, for the valuation of Participants' Deferral Accounts.

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                                   ARTICLE 2

                                 PARTICIPATION

     Participation Agreement. Any Eligible Director may elect to participate in the Plan and to make a Deferral Commitment by submitting a Participation Agreement to the Executive Personnel and Compensation Committee prior to the November 30th immediately preceding the beginning of the Deferral Contribution Period, except that Deferral Commitments to be effective in the Plan Year commencing April 1, 1994 may be made within thirty (30) days of the effective date of the Plan. The Participant shall be required to submit a separate Participation Agreement for each subsequent Deferral Commitment. Except as otherwise provided in this Plan, the Participant's Deferral Commitment shall be irrevocable.

                                   ARTICLE 3

                          FORM OF DEFERRAL COMMITMENTS

     3.1 Deferral Contribution Period. A Participant may elect, in the Participation Agreement, Deferral Commitments during a Deferral Contribution Period of either one (1) or four (4) years, commencing with the Plan Year immediately following such election.

     3.2 Deferral Commitment. A Participant may elect in the Participation Agreement to defer in each year of the Deferral Contribution Period an amount equal to a specified percentage of Directors' Fees.

                                   ARTICLE 4

                               DEFERRAL ACCOUNTS

     4.1 Deferral Accounts. A Deferral Account shall be established for each Participant. Separate Deferral Accounts shall be maintained for each separate Deferral Unit of Directors' Fees. Each Deferral Account shall be credited with an Annual Deferral at the time such amounts would otherwise have been paid to the Participant. Deferral Accounts shall, except as otherwise provided in the Plan, be credited with interest at the Crediting Rate, in effect for each Plan Year, from the date of deferral through the earlier of the Participant's date of death or the Valuation Date.

     4.2 Statements of Account. The administrator shall provide periodically to each Participant a statement setting forth the balance of each Deferral Account maintained for such Participant.

     4.3 Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to such Participant's Deferral Accounts.

                                   ARTICLE 5

                              PAYMENT OF BENEFITS

     5.1 Deferral Accounts. Upon Termination of Service the Company shall pay to the Participant, for each Deferral Commitment, a benefit in the form provided in paragraph 5.2 of the Plan, based on the balance of the Deferral Account for such Deferral Commitment on Termination of Service.

     5.2 Form of Benefits. The benefit attributable to a particular Deferral Commitment shall be paid in accordance with the Participant's direction as set forth on an election form prescribed by the Executive Personnel and Compensation Committee for designation of form of payment; such payment election shall be made at the time the Deferral Commitment election is made, and is irrevocable.

     The available forms of payment after Termination of Service are as follows:

          (a) Lump Sum. A lump sum payment equal to the balance of the applicable Deferral Accounts as of the Valuation Date preceding payment.

          (b) Installment Payments. Annual installment payments over a payment period of 5, 10, or 15 years, as elected by the Participant. Installment payments shall be made in January of each year, commencing with the January following the calendar year of Termination of Service, or the January following the calendar year of attainment of the age elected under paragraph 5.3, if applicable or the

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     January elected as a Scheduled Withdrawal. Interest will be credited to the unpaid balance in the applicable Deferral Accounts at the Crediting Rate in effect for each Plan Year. The Executive Personnel and Compensation Committee, in its sole discretion, may establish rules for making installment payments and crediting interest to the unpaid balances in Deferral Accounts.

     5.3 Timing of Payments. A Participant may elect, on the election form for designation of form of payment for any Deferral Unit, to have the lump sum or installment payments paid (1) the later of the January following the calendar year of Termination of Service or the January following the calendar year in which the Participant reaches age 55, 60, 65 or 70 or (2) the January following the calendar year of Termination of Service or (3) the January elected as a Scheduled Withdrawal as described in Article 9.

     5.4 Small Benefit Exception. Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Participant is less than or equal to five thousand dollars ($5,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum payable on the date such benefits first become payable.

                                   ARTICLE 6

                               SURVIVOR BENEFITS

     6.1 Pre-Commencement Survivor Benefit. If a Participant dies prior to commencing distributions, for each Deferral Commitment, the Company shall pay to the Participant's Beneficiary a benefit equal to the balance of the Participant's Deferral Accounts as of the Participant's date of death, payable in accordance with the Participant's election under paragraph under paragraph
5.2 starting in the January following the date of death. Interest will be credited on unpaid balances using the same rules established in paragraph 5.2.

     6.2 Post-Commencement Survivor Benefit. If a Participant dies after commencing distributions, the Company shall pay to the Participant's Beneficiary the remaining benefits payable to the Participant under the Plan for the remainder of the benefit period that such benefits would have been paid to the Participant.

     6.3 Small Benefit Exception. Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Beneficiary is less than or equal to five thousand dollars ($5,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum payable on the date such benefits first become payable.

                                   ARTICLE 7

                                   DISABILITY

     If a Participant incurs a Disability, the Participant shall, effective as of the date such Participant is no longer paid Directors' Fees by the Company, cease deferrals under the Plan. The Participant's Deferral Account shall continue to be credited with interest at the Crediting Rate until such time as the Participant's benefits under the Plan are distributed in accordance with the Participant's election or as provided in paragraph 10.2.

                                   ARTICLE 8

                               CHANGE IN CONTROL

     8.1 Election. In the event of a Change in Control, the Participant (or after the Participant's death the Participant's Beneficiary) may elect to receive an immediate lump sum payment of the balance in each Deferral Account.

     8.2 Benefit Reduction on Withdrawal. If the Participant (or Beneficiary) elects the withdrawal described in paragraph 8.1 herein, the lump sum payment shall be reduced by an amount equal to ten percent (10%) (or such other reduction deemed appropriate by legal counsel for the Company) of the total balance of such Deferral Accounts withdrawn. If a Participant elects such a withdrawal, the Participant may not elect to participate in the Plan until the first day of the second Plan Year following the Plan Year in which such withdrawal was made.

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                                   ARTICLE 9

                     SCHEDULED AND UNSCHEDULED WITHDRAWALS

     9.1 Election of Scheduled Withdrawal. If a Participant wishes to receive a Scheduled Withdrawal, the Participant shall designate in the applicable Participation Agreement the date for such Scheduled Withdrawal. The date designated for such Scheduled Withdrawal must be at least seven (7) years from the first day of the Plan Year in which such amounts are deferred under the applicable Participation Agreement.

     9.2 Payment of Scheduled Withdrawal. In the January of the year designated in the applicable Participation Agreement for a Scheduled Withdrawal, the Company shall pay to the Participant, in the form elected, the requested portion of the balance in the Participant's Deferral Account attributable to the Participation Agreement for which such designation was made.

     9.3 Unscheduled Withdrawal. A Participant may request an Unscheduled Withdrawal in the form of a lump sum payment of all or any portion of the entire amount credited to a Deferral Account as of the Valuation Date preceding payment. Such Unscheduled Withdrawal amount must be greater than five thousand dollars ($5,000); if the Deferral Account is $5,500 or less, the Unscheduled Withdrawal will be in amount such that, when combined with the Withdrawal Penalty described in paragraph 9.4, the total Deferral Account is reduced to zero.

     9.4 Withdrawal Penalty. There shall be a penalty deducted from the Deferral Account prior to an Unscheduled Withdrawal from such Deferral Account equal to ten percent (10%) of the Unscheduled Withdrawal amount or such other reduction deemed appropriate by the Executive Personnel and Compensation Committee, together with legal counsel for the Company. Such Unscheduled Withdrawal will be reduced accordingly if it is an amount such that, when added to the Withdrawal Penalty, the total exceeds the amount of the Deferral Account. If a Participant elects to make an Unscheduled Withdrawal, all Deferral Commitments which have been elected but not completed shall be canceled. The Participant may not elect to make subsequent Deferral Commitments under the Plan until the second Plan Year following the Plan Year in which such withdrawal was made. The Executive Personnel and Compensation Committee, in its sole discretion, may adopt the appropriate administrative rules regarding the application of the Withdrawal Penalty.

                                   ARTICLE 10

                         CONDITIONS RELATED TO BENEFITS

     10.1 Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits shall be exempt from the claims of creditors or other claimants of any Participant and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

     10.2 Financial Hardship Distribution. Upon a finding that the Participant or the Beneficiary has suffered a Financial Hardship, the Executive Personnel and Compensation Committee may, in its sole discretion, and upon written petition of the Participant or Beneficiary accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship or as requested by the Participant or the Beneficiary. If a distribution is to be made to a Participant on account of Financial Hardship, the Participant may not make subsequent Deferral Commitments under the Plan until the third Plan Year following the Plan Year in which a distribution based on Financial Hardship was made. All Deferral Commitments in effect at the time such distribution is made under this section shall be cancelled.

     10.3 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

     10.4 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Executive Personnel and Compensation Committee in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Executive Personnel and Compensa-

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tion Committee may deem necessary and taking such other actions as may be requested by the Executive Personnel and Compensation Committee. If the Participant refuses to cooperate or makes any material misstatement or nondisclosure of information, then no benefits will be payable hereunder to such Participant or his Beneficiary.

                                   ARTICLE 11

                             ADMINISTRATION OF PLAN

     The Executive Personnel and Compensation Committee shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Executive Personnel and Compensation Committee shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Executive Personnel and Compensation Committee shall be final and binding. The individuals serving on the Executive Personnel and Compensation Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance, arising out of any action taken by any member of the Executive Personnel and Compensation Committee with respect to the Plan, unless such liability arises from the individual's own gross negligence or willful misconduct.

                                   ARTICLE 12

                            BENEFICIARY DESIGNATION

     12.1 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as a Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing and delivered to the Executive Personnel and Compensation Committee during the Participant's lifetime on a form prescribed by the Executive Personnel and Compensation Committee. If, however, the Participant is married, his spouse shall be required to join any such designation, or change or revocation thereof, to name a Beneficiary other than the spouse.

     12.2 New Beneficiary Designation. The Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to effect any such change or revocation. If, however, the Participant is married, his spouse shall be required to join any such designation, or change or revocation thereof, to name a Beneficiary other than the spouse.

     12.3 Failure to Designate Beneficiary. If a Participant shall fail to designate a Beneficiary before his demise, or if no designated Beneficiary survives the Participant, the Executive Personnel and Compensation Committee shall direct the Company to pay the balance in each of his Accounts in a lump sum to the executor or administrator for his estate; provided, however, if no executor or administrator shall have been appointed, and actual notice of said death was given to the Executive Personnel and Compensation Committee within sixty (60) days after his death, and if his Account balances do not exceed ten thousand dollars ($10,000), the Executive Personnel and Compensation Committee may direct the Company to pay his Account balances to such person or persons as the Executive Personnel and Compensation Committee determines may be entitled thereto, and the Executive Personnel and Compensation Committee may require such proof of right and/or identity of such person or persons as the Executive Personnel and Compensation Committee may deem appropriate or necessary.

                                   ARTICLE 13

                       AMENDMENT AND TERMINATION OF PLAN

     13.1 Amendment of Plan. The Executive Personnel and Compensation Committee of the Board of Directors of the Company may at any time amend the Plan in whole or in part, provided, however, that such amendment (i) shall not decrease the vested balance of the Participant's Deferral Accounts at the time of such amendment and (ii) shall not retroactively decrease the applicable Crediting Rates of the Plan prior to

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the time of such amendment. The Company may amend the Crediting Rates of the
Plan prospectively. If the Company amends the formula for determining the Crediting Rates under the Plan, the Company shall notify the Participant of such amendment in writing within thirty (30) days of such amendment. Within thirty
(30) days of receipt of the notice of an amendment to the formula for determining the applicable Crediting Rate, the Participant may elect by written notice to the Executive Personnel and Compensation Committee to terminate an incomplete Deferral Commitment.

     13.2 Termination of Plan. The Company may at any time terminate the Plan as to all or any group of Participants. If the Company terminates the Plan as to all or any group of Participants, the date of such termination shall be treated as the date of Termination of Service for the purpose of calculating Plan benefits. The Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan in monthly installments over a thirty-six
(36) month period or such shorter period as the Company may determine in its sole discretion. Interest at the Crediting Rate will be credited to the Participant's Deferred Accounts until distribution under this section is completed.

     13.3 Constructive Receipt Termination. In the event the Executive Personnel and Compensation Committee determines that amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for federal income tax purposes, the Plan shall terminate and distributions shall be made to Participants in accordance with the provisions of paragraph 13.2. The determination of the Executive Personnel and Compensation Committee under this paragraph 13.3 shall be binding and conclusive.

                                   ARTICLE 14

                                 MISCELLANEOUS

     14.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

     14.2 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purposes of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

     14.3 Rollover Account. An Eligible Director, whether or not he would otherwise be a Participant in the Plan, may make a Deferral Commitment by completing a Participation Agreement within thirty (30) days of the effective date of the Plan and by authorizing the Company to contribute to a Deferral Account established hereunder, in his or her name, the total amount of his account balance under the Company's Deferral Plan for Directors' Fees.

     14.4 Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine or feminine, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

     14.5 Captions. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

     14.6 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

     14.7 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

     14.8 Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of California.

     14.9 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing or hand-delivered, or sent by registered or certified mail, return receipt requested, to the principal office of the Company, directed to the attention of the Executive Personnel and Compensation

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Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

     14.10 Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed and effective as of the first day of April 1994.

                                          THE TIMES MIRROR COMPANY



                                          By:
                                              -------------------------------
                                          Typed or
                                          Printed Name:
                                                        ---------------------

                                          By:
                                              -------------------------------
                                          Typed or
                                          Printed Name:
                                                        ---------------------

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